Exhibit 10.1

OMNIBUS AMENDMENT TO TRANSACTION DOCUMENTS

This Omnibus Amendment to Transaction Documents (this “Amendment” or “Agreement”) is entered into on July 6, 2025 effective as of June 30, 2025 by and between Sono Group N.V., a Dutch public limited liability company (the “Company”) and YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), with reference to (1) the Exchange Agreement entered into on December 30, 2024 between the Company to the Investor (“Exchange Agreement”); (2) the Securities Purchase Agreement entered into on December 30, 2024 between the Company and the Investor (the “Securities Purchase Agreement”); (3) the Funding Commitment Letter entered into on November 17, 2023, as amended from time to time, between the Company and the Investor (the “Funding Commitment Letter”);

WHEREAS, as of June 30, 2025, the Investor is the holder of the following convertible debentures (among others) that have a maturity date of July 1, 2025: (1) Convertible Debenture issued on December 7, 2022 in the original principal amount of $11.1 million (“Debenture SEV-1”), (2) Convertible Debenture issued on December 8, 2022 in the original principal amount of $10.0 million (“Debenture SEV-2”), (3) Convertible Debenture issued on December 20, 2022 in the original principal amount of $10.0 million (“Debenture SEV-3”), and (4) Convertible Debenture issued on February 5, 2024 in the original principal amount of $4,317,600 (“Debenture SEV-4,” and collectively with Debenture SEV-1, Debenture SEV-2, and Debenture SEV-3, the “Maturing Debentures”).

WHEREAS, in connection with the Company’s efforts to satisfy all the applicable requirements for the listing of its Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”), the Company has requested an extension to the deadline to satisfy the conditions set forth in the Exchange Agreement, and pursuant to the terms and conditions of this Amendment, the Investor agrees to such extension.

WHEREAS, pursuant to the Securities Purchase Agreement, the Investor shall have the right to terminate its obligation to purchase Convertible Debentures thereunder if the closing has not occurred by a certain date, and the Company has requested an extension to such date, and pursuant to the terms and conditions of this Amendment, the Investor agrees to such extension.

By this Amendment, the Company and Lender have agreed to the following terms:

1.	Modifications to the Securities Purchase Agreement, Exchange Agreement, and Maturing Debentures.

a.	The Investor agrees that the termination date with respect to the obligations of the Investor under the Securities Purchase Agreement set forth in Section 8 thereof shall be extended August 1, 2025.

b.	The Investor agrees that the termination date with respect to the obligations of the Investor under the Exchange Agreement set forth in Section 6 thereof shall be extended August 1, 2025.

c.	The Investor agrees that the Maturity Date of the Matured Debentures shall be extended to August 1, 2025.

2.	This Agreement One of the Transaction Documents. From and after the date hereof, this Agreement is and shall be deemed a “Transaction Document” as used in the Securities Purchase Agreement and the Exchange Agreement.

3.	Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile or electronically shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Company and Investor have caused this this Omnibus Amendment to Transaction Documents to be duly executed by a duly authorized officer as of the date first written above.

COMPANY:

SONO GROUP N.V.

By: /s/ George O’Leary

Name: George O’Leary

Title: Chief Executive Officer and Managing Director

INVESTOR:

YA II PN, LTD.

By: Yorkville Advisors Global, LP

Its: Investment Manger

By: Yorkville Advisors Global II, LLC

Its: General Partner

By: /s/ Michael Rosselli

Name: Michael Rosselli

Title: Partner